 Exhibit 23.3

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-1 of Dream Finders Homes, Inc. of our report dated August 14, 2020, relating to the balance sheet of H&H Constructors of Fayetteville, LLC as of December 31, 2019, and the related statements of comprehensive income, changes in member’s equity, and cash flows for the year ended December 31, 2019. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 11, 2021